UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 12, 2026 biote Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-40128	85-1791125
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1875 W. Walnut Hill Ln #100
Irving, Texas 75038
(Address of principal executive offices, including zip code)

(844) 604-1246

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BTMD	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This Amendment No. 1 on Form 8-K/A is an amendment to the current report on Form 8-K of biote Corp. (the “Company”), filed on June 2, 2026 (the “Original Form 8-K”). As disclosed on the Original Form 8-K, the board of directors of the Company (the “Board”) appointed Robert Peterson, Chief Financial Officer and Chief Business Officer of BioTE Medical LLC (“BioTE”), as Interim Chief Executive Officer of BioTE, effective June 8, 2026. At the time of his appointment, the Board had not yet approved any compensatory agreements for Mr. Peterson in his new role.

On June 12, 2026, the Board approved and entered into an amended and restated employment agreement with Mr. Peterson. The Company is amending the Original Form 8-K to provide a description of the compensation arrangements and agreements for Mr. Peterson established in connection with his appointment as Interim Chief Executive Officer.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Entry into Amended and Restated Employment Agreement with the Interim Chief Executive Officer

On June 12, 2026, in connection with his appointment as Interim Chief Executive Officer, Mr. Peterson and BioTE entered into an amended and restated employment agreement (the “Amended and Restated Employment Agreement”). Under the Amended and Restated Employment Agreement, Mr. Peterson will receive an annual base salary of $658,800, and he is eligible to earn annual incentive compensation of up to 72.5% of his then-current annualized base salary. Mr. Peterson will also be granted a stock option award to purchase a number of shares of the Company’s common stock equal to 0.56% of the Company’s outstanding shares, calculated as of June 8, 2026, and an additional stock option to purchase the same number of shares upon Mr. Peterson’s appointment, if any, as BioTE’s non-interim Chief Executive Officer. Additionally, Mr. Peterson is entitled to receive reimbursement for certain business expenses in accordance with BioTE’s standard expense reimbursement policy.

If Mr. Peterson’s employment is terminated by BioTE without cause or he resigns for certain good reasons, and subject to his execution of an effective release of claims against BioTE and the Company, BioTE will continue to pay Mr. Peterson’s base salary for the 12 month period following such termination and shall also pay or reimburse health insurance premiums for Mr. Peterson and any eligible dependents under COBRA (or analogous state law) for up to 12 months following such termination without cause or resignation for good reason.

Further, if Mr. Peterson’s employment is terminated by BioTE without cause or he resigns for certain good reasons, in either case within 1 month prior to or 12 months following the effective date of a change in control of the Company (the “Change in Control Measurement Period”), and subject to his execution of an effective release of claims against BioTE and the Company, BioTE will continue to pay Mr. Peterson’s base salary and annual target bonus for the 12 month period following such termination date. In such event, BioTE will also pay, or reimburse, health insurance premiums for Mr. Peterson and any eligible dependents under COBRA (or analogous state law) for up to 12 months following such termination without cause or resignation for good reason (in connection with a change in control).

In addition, the unvested portion of all time-based equity awards granted on or after the effective date of the Amended and Restated Employment Agreement and then-outstanding shall become fully vested and (if applicable) exercisable immediately if Mr. Peterson is terminated without cause or resigns for good reasons during the Change in Control Measurement Period

The biography for Mr. Peterson is contained in the Company’s definitive proxy statement, filed with the U.S. Securities and Exchange Commission on April 2, 2026. There are no arrangements or understandings between Mr. Peterson and any other persons, pursuant to which he was appointed to Interim Chief Executive Officer, there are no family relationships between Mr. Peterson and any of the Company’s directors or other executive officers and there are no transactions between Mr. Peterson and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Amended and Restated Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Employment Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2026.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTE CORP.

By:	/s/ Robert Peterson
Name:	Robert Peterson
Title:	Interim Chief Executive Officer and Chief Financial Officer

Date: June 17, 2026